Latens Systems Limited
1-3 Upper Crescent
Belfast
County Antrim
BT7 1NT
Northern Ireland

Tel: +44 (0)28 90 571500
Fax: +44 (0)28 90 571501
Web-site: www.latens.com

January 23, 2007

Mary K. Whelan
Executive Vice President
Marketing, Channel Development and Communications
mPhase Technologies, Inc.
150 Clove Road, 11th Floor
Little Falls, NJ 07424

Dear Ms. Whelan:

Memorandum of Understanding ("MOU")

We refer to our current partnership agreement dated November 15, 2005 in relation to the licensing and provision by Latens Systems Limited (LATENS) of its Foundation Conditional Access System (FCAS) to allow mPhase Technologies to deliver their TV+™ platform to its customers. The system will conditionally decrypt Live and On-demand television services, by means of security protocol and entitlement keys provided by a LATENS FCAS system.

In order to formalise this relationship, LATENS would like to define the terms and conditions of service and licencing that mPhase will in turn present to its customers.

It is expected that LATENS and mPhase Technologies will enter into a formal Agreement to agree the terms of supply within 1 month from the signed date of this letter (the "Definitive Agreement").

This MOU confirms mPhase Technologies’ commitment to use LATENS’ products and the basic commercial terms agreed to enable both Parties to start work on customer projects.

1.	The agreed basic terms and conditions of any such purchase are:

(i)

LATENS will supply its FCAS System as per agreed design and requirement for the mPhase Technologies customer. mPhase Technologies or its representative will be responsible for providing the required hardware that has been defined as part of the project plan.

mPhase Technologies - MoU, 23/01/2007

(ii)

LATENS will provide its software and software licences to enable the system to operate as per agreed functionality. Additional requirements from mPhase Technologies or their customers for new features will be discussed between the parties and may be subject to charges from LATENS.

(iii)

INSTALLATION – LATENS recommends the use of its professional services in order to provide the installation of its system at the customer site. LATENS will provide these services at an agreed discounted rate to mPhase Technologies. LATENS will provide quotation for this in advance of the installation date and mPhase Technologies will then issue a purchase order to cover costs. Any additional costs that are not attributed to LATENS in order to complete the installation and acceptance will be borne by mPhase Technologies.

(iv)

SUPPORT – mPhase Technologies or its representatives will provide 1st line system support to the customer and where applicable will refer any LATENS related issues using agreed and defined support procedures. (v) TRAINING – LATENS will provide a multi-skilled Project Manager to perform the customer training on-site at agreed discounted rates. (vi) LICENCES – When additional client licences or headend upgrades are required LATENS will notify mPhase Technologies accordingly. The costs due for the licence upgrades are claimed by mPhase Technologies and then issued as a purchase order to LATENS.

2.

PURCHASE ORDERS – following signature by both parties to this MOU mPhase Technologies shall issue LATENS with formal purchase orders for the supply of its software and which shall incorporate the terms of this MOU unless or until the terms of this MOU are superseded by the terms of the Definitive Agreement.

3.

TERM – the parties shall use all reasonable endeavours to conclude the Definitive Agreement as to the terms and conditions of the supply of the equipment and the installation and integration services by 4 weeks from the signed date of this letter.

4.	DELIVERY DATES – LATENS shall use reasonable endeavours to meet the key delivery dates identified in the Statement of Work (SOW) and project plan to be agreed upon by both parties.

5.	PAYMENT – it is agreed that the payment terms in respect of the software, installation & training services shall be as follows:

(i) Latens charge is payable within 30 days of invoice

(ii)

In the event that delivery or integration/acceptance tests cannot occur within 30 days of the relevant milestone dates for reasons which are not attributable to Latens the payment linked to such milestone shall become due and payable on the expiry of the 30 day period subject to Latens giving you notice of the delay.

mPhase Technologies - MoU, 23/01/2007

6.

VARIATIONS – any additional work not identified in the SOW or any changes to the Equipment ordered shall be subject to both Parties agreeing that the same are feasible and to a written change request signed by each party which shall identify any changes to price, performance and timescales.

7.

INTEGRATION/ACCEPTANCE TESTS – Integration/Acceptance tests shall be conducted in accordance with test plans produced by LATENS and agreed by mPhase Technologies. Any defects from specification identified during acceptance testing which would not prevent the Equipment being put into operation shall be recorded in the Acceptance Test document and shall not entitle mPhase Technologies to delay making the payment of the relevant payment installment.

Duly authorised representatives of each party have signed this MOU below in order to indicate their acceptance of its terms.

Agreed for and on behalf of	Agreed for and on behalf of
Latens Systems Ltd	mPhase Technologies, Inc.

Signed:	Signed:

Name: A. Mathieson	Name: Martin S. Smiley

Title: Director	Title: CFO & General Counsel,
Sr. Exec. Vice President

Date: Jan 23rd 2007	Date:

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